Exhibit 99.1

Adaptive Medias, Inc. Reports Financial Results for Second Quarter 2014

Company Posts Quarter-over-Quarter Revenue and Gross Profit Growth

IRVINE, CA-- (Marketwired – August 14, 2014) - Content syndication and monetization company, Adaptive Medias, Inc. (OTCQB: ADTM), a leader in programmatic advertising across mobile, video and online display, announced today that its revenue for the second quarter of 2014 rose 52% to $1,113,185 compared to the previous quarter, and surged 3,976% year over year. Gross Profit for the second quarter also rose 36% to $389,507 compared with the previous quarter.

The key drivers of the company’s revenue growth in Q2 2014 came from progress in the following areas:

●	The successful launch of the company’s premium content platform, Content Marketplace, which provides publishers state-of-the-art tools to syndicate and monetize massive amounts of content;
●	An increase in advertising demand and fulfillment through the platform;
●	The addition of mutually beneficial syndication partnerships, like Cars.com, in which content producers are able to expand their targetable audience through syndication, and in which Adaptive gets access to large amounts of premium content;
●	Important new partnerships like Appsaholic (providing enhanced analytics and more effective targeting across the mobile marketplace) and SpotXchange (providing additional programmatic video and monetization capabilities).

Going forward, Adaptive Media will focus on the following as areas of growth opportunities:

●	Content syndication partnerships with large online social media channels;
●	Addition of new content providers for syndication and monetization across mobile, video and display;
●	New product launches to enhance monetization, analytics and targeting capabilities;
●	Growth of comScore top 1000+ publishers utilizing the platform;
●	Advertising demand and fulfillment. Adaptive now has more than 1 million rights-cleared pieces of video content across all verticals, up from 350,000 pieces in Q1;
●	Penetrating select top TV properties to bridge the gap between traditional TV consumption and digital video consumption using the Company's proprietary technology.

“We are very pleased with our second quarter results, and proud of the sequential revenue growth we have posted over the last several quarters,” said Qayed Shareef, CEO of Adaptive Media. “Digital content syndication and monetization continue to be what we are focused on, and we have built an important competitive advantage in those areas through our platform, proprietary technology, new products and partnerships. Our financial results show a growth trajectory that is exciting, and our ability to help publishers and content producers monetize growing ad spends particularly in mobile and video is where the opportunity continues to be for us.”

Adaptive Media is positioned competitively within the fastest-growing sectors of the digital marketplace. According to eMarketer, there will be an expected $18 billion in mobile advertising spend and $6 billion in video ad spend for 2014. For more information about Adaptive Media, please visit http://www.adaptivem.com.

ABOUT ADAPTIVE MEDIA

Adaptive Media is a programmatic audience and content monetization provider for website owners, app developers and video publishers who want to more effectively optimize content through advertising. The Company provides a foundation for publishers and developers looking to engage brand advertisers through a multi-channel approach that delivers integrated, engaging and impactful ads across multiple devices. Adaptive Media meets the needs of its publishers with an emphasis on maintaining user experience, while delivering timely and relevant ads through its multi-channel ad delivery and content platform. For more information, please visit www.adaptivem.com. Also, follow us on Twitter at @adaptive_m.

Safe Harbor Statement:

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

Contacts:

Adaptive Media Publicity Contact:

Mike Sprouse, President & CEO

Sprouse Marketing Group

Phone: (312) 396-4106

Email: mike@sprousemarketing.com

Adaptive Media Investor Relations:

Casey Stegman

Stonegate, Inc.

Phone: (972) 850-2001

Email: casey@stonegateinc.com